Exhibit 10.5

SECOND AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of September 1, 2010 by and among Five Below, Inc., a Pennsylvania corporation (the “Company”), and the Shareholders (as hereinafter defined). This Agreement shall become effective on the Effective Date (as hereinafter defined).

RECITALS

WHEREAS, the Company, the Advent Funds (as hereinafter defined), and the Significant Common Shareholders (as hereinafter defined) intend to enter into an Investment Agreement (the “Investment Agreement”) shortly after the execution of this Agreement by the Company and certain Shareholders, pursuant to which the Company shall sell and issue to Advent shares of its Series A 8% Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), subject to the terms set forth therein, and in connection therewith Advent desires to accept the rights created pursuant hereto;

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, the Company intends to declare and pay a dividend to Persons who hold of record shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) on the later of (i) 11:59 PM EDT on the date that is thirty (30) days after the date on which notice of the record date of the Common Dividend (as defined in the Investment Agreement) is given to equity holders, and (ii) 11:59 PM EDT on the day immediately prior to the day of closing of the transactions contemplated by the Investment Agreement (the “Effective Date”);

WHEREAS, the Company and certain of its shareholders entered into an Amended and Restated Shareholders Agreement dated as of April 20, 2005, as amended by (i) the First Amendment, dated September 6, 2006 and (ii) the Second Amendment, (such Amended and Restated Shareholders Agreement as amended to date, the “Original Agreement”) which provides, among other things, that the provisions thereof may be waived, modified or amended at any time or times by a written agreement signed by (i) the Company, (ii) holders of a majority of the shares of Preferred Stock (as defined in the Original Agreement), voting as a separate class, and (iii) the holders of a majority of the shares of the Common Stock, voting as a separate class;

WHEREAS, the Company, the requisite holders of Preferred Stock (as defined in the Original Agreement), and the requisite holders of Common Stock wish to amend and restate the Original Agreement to as set forth herein, effective as of the Effective Date, and each of the Advent Funds desires to become a party to this Agreement by execution of a joinder agreement, effective as of the date on which shares of Series A Preferred Stock are sold to it pursuant to the Investment Agreement (the “Advent Closing Date”); and

WHEREAS, the holders of shares of Preferred Stock (as defined in the Original Agreement) and holders of shares of the Common Stock signatory hereto constitute the requisite holders of a majority of the shares of Preferred Stock (as defined in the Original Agreement), and a majority of the shares of the Common Stock, each voting as a separate class, and have executed and delivered this Agreement which shall amend, restate and supersede in its entirety the Original Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below, and the parties’ desire to provide for continuity of ownership of the Company to further the interests of the Company and its present and future Shareholders, the parties agree hereto, intending to be legally bound hereby, as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Advent Funds” shall mean, collectively, Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership, Advent International GPE VI-E Limited Partnership, Advent International GPE VI-F Limited Partnership, Advent International GPE VI-G Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI – A Limited Partnership and Advent Partners GPE VI – A 2010 Limited Partnership.

(b) “Board of Directors” shall mean the board of directors of the Company.

(c) “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of Philadelphia, Pennsylvania are authorized by law to close.

(d) “Common Shareholders” shall mean holders of Common Stock.

(e) “Conversion Shares” shall mean any shares of Common Stock issued or issuable upon conversion or redemption of the Series A Preferred Stock.

(f) “Designation” shall mean the Certificate of Designations, Preferences, Limitations and Special Rights of the Series A 8% Convertible Preferred Stock of the Company’s Articles of Incorporation, as such Certificate may be amended from time to time.

(g) “Equity Securities” shall mean any securities (i) evidencing an equity ownership interest in the Company (including without limitation the Common Stock and the Series A Preferred Stock), or (ii) convertible into or exercisable for any shares of the foregoing. For purposes of this Agreement, the determination of an amount of Equity Securities shall be calculated on an as converted or exercised basis.

(h) “Initial Public Offering” shall mean the Company’s first underwritten public offering of its Common Stock under the Securities Act.

(i) “Investors” shall mean, collectively, the Advent Funds and the Significant Common Shareholders.

(j) “LLR” shall mean, collectively, LLR Equity Partners II, L.P. and LLR Equity Partners Parallel II, L.P.

(k) “Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(l) “Qualified Public Offering” shall mean an underwritten public offering of shares of the Company’s Common Stock in which the Company receives aggregate gross proceeds of at least One Hundred Million Dollars ($100,000,000), and following which the shares of the Company are listed on a nationally recognized U.S. stock market.

(m) “Registrable Securities” shall mean (a) the Conversion Shares, (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the Conversion Shares, (c) the shares of Common Stock held by Shareholders and (d) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of shares described in clause (c). Notwithstanding the foregoing, Registrable Securities shall not include any securities which (x) have been sold by a Person to the public pursuant to a registration statement declared effective pursuant to the Securities Act, or (y) have been sold in a private transaction in which all or a portion of the transferor’s rights under this Agreement are not assigned.

(n) “Requisite Share Percentage” shall mean an amount equal to (i) prior to the first anniversary of the Advent Closing Date, more than seventy five percent (75%) of the then outstanding Equity Securities, (ii) following the first anniversary of the Advent Closing Date but prior to the second anniversary of the Advent Closing Date, more than seventy percent (70%) of the then outstanding Equity Securities, and (iii) for all periods following the second anniversary of the Advent Closing Date, more than fifty percent (50%) of the then outstanding Equity Securities.

(o) “Series A Preferred Shareholders” shall mean the Advent Funds and any Person party hereto that holds, on the date of determination, shares of Series A Preferred Stock, including any Person who hereafter becomes a holder of shares of Series A Preferred Stock (whether through issuance from the Company or as a permitted transferee of a Series A Preferred Shareholder) and executes and delivers an Adoption Agreement to the Company.

(p) “Shareholder” shall mean those Persons identified on Exhibit A attached hereto (the “Schedule of Shareholders”) and shall include any Person who hereafter becomes a holder of Common Stock or Series A Preferred Stock and executes and delivers, or is obligated to execute and deliver, an Adoption Agreement to the Company. The term “Shareholder” shall include the Series A Preferred Shareholders and Significant Common Shareholders.

(q) “Significant Common Shareholder” shall mean (i) until the first anniversary of the Advent Closing Date, provided that if as of such date there are any outstanding indemnity claims under the Investment Agreement, until the date on which the last remaining outstanding indemnity claim is finally resolved, any Shareholder listed under the heading “Significant Common Shareholders” on the Schedule of Shareholders and any Person who hereafter becomes a Permitted Transferee of such Shareholder, and (ii) at any time thereafter, any Shareholder that alone (or together with any Person who hereafter becomes a Permitted Transferee of such Shareholder) owns a number of shares of Common Stock that is at least equal to 3% of the total Equity Securities outstanding on the Advent Closing Date (but excluding any equity awards granted in connection with the transactions contemplated by the Investment Agreement), calculated on a fully diluted basis assuming the conversion of all Equity Securities held by such Shareholder and any Person who hereafter becomes a Permitted Transferee of such Shareholder and subject to equitable adjustment upon any reverse or forward stock split or similar transaction by the Company.

(r) “Supermajority Board Approval” means, if there are seven (7) members of the Board of Directors, the approval of five (5) of the seven (7) members of the Board of Directors, and if there are more or less than seven (7) members of the Board of Directors, the approval of that number of members representing at least two-thirds (rounded up to the nearest whole number) of the members of the Board of Directors.

For purposes of this Agreement, the following terms have means set forth in the sections indicated below:

Term	Section

Adoption Agreement	2.1
Advent	Recitals
Advent Closing Date	Recitals
Advent Investment	4.2
Agreement	Preamble
Audit Committee	3.3
Bring Along Holders	2.4(a)
Bring Along Notice	2.4(b)
Bring Along Right	2.4(a)
Bring Along Transaction	2.4(a)
Bylaws	3.1
Cash Dividend	4.2
Cash Recipients	4.2
Common Directors	3.1(a)(ii)
Common Stock	Recitals
Common Dividend	4.2
Company	Preamble
Company Competitor	2.1(c)
Compensation Committee	3.3
Contribution Due Date	4.2
Contribution Notice	4.2
Co-Sale Holder	2.3(a)
Co-Sale Selling Shareholder	2.3(a)
Co-Sale Shares	2.3(b)
Effective Date	Recitals
Indemnity Payment	4.2
Independent Director	3.1
Investment Agreement	Recitals
Net Cash Proceeds	4.2
Observer	3.5
Offered Shares	2.2(a)
Original Agreement	Recitals
Other Shareholders	2.4(a)
Permitted Transfer	2.1(b)
Proposed Transferee	2.2(a)
Purchase Agreement	Preamble
Response Date	2.2(b)
Selling Shareholder	2.2(a)
Series A Preferred Directors	3.1(a)(i)
Series A Preferred Stock	Recitals
Stock Purchase Agreement	Recitals
Third Party Purchaser	2.4(a)
Third Party Terms	2.4(b)

Term	Section

Transfer	2.1
Transfer Notice	2.2(a)
Unsold Shares	2.3(b)
Waiver Holder	4.7
Warrant Exchange	4.2

ARTICLE II

RIGHTS OF FIRST REFUSAL AND CO-SALE ON TRANSFERS OF STOCK

BY SHAREHOLDERS; BRING-ALONG RIGHTS

2.1 Prohibited Transfers by Shareholders.

(a) The Shareholders shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of (a “Transfer”) all or any of their Equity Securities except as expressly provided in this Agreement. Notwithstanding the foregoing, each of the Shareholders may Transfer all or any of his, her or its Equity Securities:

(i) in connection with a Transfer pursuant to Section 2.3 or Section 2.4,

(ii) if a natural person, to any member of his or her family, or to a custodian, trustee or other fiduciary for the account of such Shareholder or member of his or her family; provided, that, any such transferee agrees in writing with the Company, as a condition to such transfer, to be bound, by executing an Adoption Agreement substantially in the form attached as Annex A (the “Adoption Agreement”), by all of the provisions of this Agreement to the same extent as if such transferee were the transferring Shareholder;

(iii) if a natural person, by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement, by executing an Adoption Agreement, to the same extent as if such transferee were the Shareholder;

(iv) if not a natural Person, to its owners, its direct or indirect general partners or limited partners, its affiliated funds or any of such fund’s respective direct or indirect general or limited partners, or any of its directors, managing partners, managing directors, principals, and, solely with respect to the Advent Funds, any fund directly or indirectly managed or advised by Advent International Corporation, in which event each such transferee shall be bound by all of the provisions of this Agreement, by executing an Adoption Agreement, to the same extent as if such transferee were the Shareholder;

(v) in connection with a sale to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended; or

(vi) to the Company, pursuant to any stock restriction agreement or otherwise between the Company and such Shareholder.

(b) Each of (i) through (vi) above is hereinafter referred to as a “Permitted Transfer.” As used herein, the word “family” shall include any spouse, parent, sibling (by blood or adoption) or lineal ancestor or descendant (by blood or adoption) of the Shareholder or of any spouse, parent or sibling of such Shareholder.

(c) No Equity Securities may be Transferred by a Shareholder pursuant to this Section 2.1 unless such Shareholder first delivers to the Company notice of such Transfer and, if requested by the Company, an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act. Notwithstanding anything in this Agreement to the contrary, except in connection with a Transfer approved with Supermajority Board Approval as required by Section 3.6, no Shareholder shall Transfer any Equity Securities to a Person or an Affiliate of a Person, other than the Company, that is engaged or has operations in retail business that competes with the Company (“Company Competitor”).

2.2 Right of First Refusal on Dispositions by Shareholders.

(a) Other than in the case of a Permitted Transfer, if at any time any Shareholder, subject to the terms of this Agreement (a “Selling Shareholder”), desires to Transfer Equity Securities pursuant to a bona fide offer from one or more third parties (a “Proposed Transferee”), the Selling Shareholder shall give the Company, the Investors written notice of the Selling Shareholder’s intention to make such Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity of the Proposed Transferee(s), (iii) the consideration to be paid and the material terms and conditions upon which the proposed Transfer is to be made, (iv) the number of Offered Shares proposed to be Transferred, (v) the total number of Equity Securities owned by the Selling Shareholder, and (vi) any other material facts relating to the proposed Transfer. The Transfer Notice may, in lieu of the obligations set forth in clauses (i) – (vi) of the first sentence of this Section 2.2(a), include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer if any such documentation is available.

(b) The Company and the Investors shall have the right to purchase Offered Shares pursuant to the Transfer Notice in accordance with the provisions of this Section 2.2, which rights shall be prioritized as follows: (i) first, the Company; (ii) if the Company purchases less than all of the Offered Shares, then the balance of the Offered Shares to the Investors as set forth herein. Following receipt of a Transfer Notice with respect to any Offered Shares, the Company will have a period of ten (10) Business Days after the first (1st) Business Day on which it has received such Transfer Notice to give notice of its desire to exercise its rights hereunder; and if the Company purchases none or less than all of the Offered Shares, each of the Investors shall have a period of sixty (60) Business Days after the first (1st) Business Day following the earlier of the date on which (x) such ten-Business Day period expires and (y) the Company notifies the Investors that it will be purchasing none or less than all of the Offered Shares to give notice of its desire to exercise its rights hereunder (each such date, a “Response Date”).

(c) The Company shall have an option to elect to purchase the Offered Shares by giving notice of its acceptance to the Selling Shareholder and each Investor on or before the Company’s Response Date. Such notice shall constitute an irrevocable commitment to purchase such Offered Shares subject only to such conditions as were contained in the bona fide offer. Any such notice of acceptance shall specify the maximum amount of Offered Shares that the Company desires to purchase and shall state that such purchase will be at the same price and on the same material terms and conditions as set forth in the Transfer Notice. Settlement for any Offered Shares purchased under this Section 2.2(c) shall be held at the offices of the Company on the thirtieth (30th) Business Day after the respective Response Date. At such closing, the Selling Shareholder shall deliver a certificate or certificates representing the Offered Shares, properly endorsed for transfer, and the Company shall deliver payment of the purchase price therefore which shall, at the Company’s discretion, be by check or wire transfer.

(d) If the Company does not purchase all of the Offered Shares, each Investor shall have an option to elect to purchase its pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Investor may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any reallotments as provided below) of the Offered Shares then available for purchase by such Investors, by notifying the Selling Shareholder and the Company (and the Company shall then give notice to each other Investor) in writing on or before the respective Response Date as to the number of such shares which such Investor wishes to purchase (including any reallotment). Such notice shall constitute an irrevocable commitment to purchase such Offered Shares subject only to such conditions as were contained in the bona fide offer by the Proposed Transferee. Each Investor’s “pro rata share” of the Offered Shares then available for purchase by the Investors shall be a fraction of the Offered Shares, of which the number of Equity Securities owned by such Investor on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities held by all of the Investors on the date of the Transfer Notice shall be the denominator. Each Investor shall have a right of reallotment such that, if any other Investor fails to exercise the right to purchase its full pro rata share of the Offered Shares, the Company shall promptly notify the other participating Investors and the other participating Investors may exercise an additional right to purchase the balance of the Offered Shares not previously purchased. If an Investor gives the Selling Shareholder notice that it desires to purchase its pro rata share of the Offered Shares then available for purchase by the Investors and, as the case may be, its reallotment, then payment for the Offered Shares shall, at the applicable Investor’s discretion, be by check or wire transfer, against delivery of such Offered Shares at the offices of the Company no later than thirty (30) Business Days after the respective Response Date. At such closing, the Selling Shareholder shall deliver a certificate or certificates representing the Offered Shares free and clear of any liens or encumbrances, except for such liens or encumbrances imposed by any of the Transaction Documents (as defined in the Investment Agreement) or by any securities laws, properly endorsed for transfer, and the applicable Investors shall deliver payment of the purchase price therefor.

(e) If the Company and/or Investors do not purchase all of the Offered Shares, any Offered Shares not so purchased may be sold by the Selling Shareholder to the Proposed Transferee at any time within one hundred and eighty (180) days thereafter so long as such Proposed Transferee is approved by the Board of Directors (it being understood that a transfer to a Company Competitor shall require Supermajority Board Approval), but only after compliance with Section 2.3. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Transfer Notice. Any Offered Shares not sold within such 180-day period shall thereafter be subject to the requirements of a new offer to be made in accordance with this Section 2.2. If Offered Shares are sold pursuant to this Section 2.2 to any purchaser who is not a party to this Agreement, prior to, or at the time of, the consummation of such sale, the Selling Shareholder shall deliver to the Company an Adoption Agreement executed by the Proposed Transferee.

(f) The foregoing rights of the Company and the Shareholders shall not apply to any Permitted Transfer.

(g) If the Company and/or Investors elect to purchase any or all of the Offered Shares mentioned in the Transfer Notice, the Company and/or Investors shall have the right to purchase the Offered Shares for cash consideration whether or not part or all of the consideration specified in the Transfer Notice is other than cash. If part or all of the consideration to be paid for the Offered Shares, as stated in the Transfer Notice, is other than cash, the price stated in such Transfer Notice shall be deemed to be the sum of the cash consideration, if any, specified in such Transfer Notice, plus the fair market value of the non-cash consideration. The fair market value of the non-cash consideration shall be determined by the Board of Directors, and its reasonable judgment as to the fair market value of such non-cash consideration shall be binding upon the Selling Shareholder, the Company, and/or the Investors.

2.3 Right of Participation in Sales.

(a) In the event that the Offered Shares of any Selling Shareholder that owns more than two percent (2%) of the outstanding Equity Securities of the Company on an as converted and fully diluted basis (as calculated at the time of delivery by such Selling Shareholder of the Offer Notice pursuant to Section 2.2(a)) (“Co-Sale Selling Shareholder”), are not purchased by the Company and/or the Investors Section 2.2, then each of the other Shareholders (each, a “Co-Sale Holder”) shall have the right to participate in such sale of Equity Securities (“Co-Sale Transaction”), subject to the limitations set forth in Section 2.3(b), on the same terms and conditions as specified in the Transfer Notice.

(b) In each Co-Sale Transaction, each Co-Sale Holder may sell all or any part of that number of shares of Equity Securities owned by such Co-Sale Holder (its “Co-Sale Shares”) equal to the product of (i) the aggregate number of Offered Shares being sold by the Co-Sale Selling Shareholder, multiplied by (ii) a fraction, of which the numerator shall be the number of Equity Securities owned by such Co-Sale Holder on the date of the Transfer Notice and the denominator shall be the total number of Equity Securities owned by all Co-Sale Holders on the date of the Transfer Notice; provided, however, that each Co-Sale Holder shall have a right of reallotment such that, if any other Co-Sale Holder fails to exercise the right to sell any or all of its Co-Sale Shares (the number of Co-Sale Shares not sold by such Co-Sale Holder, the “Unsold Shares”), the other participating Co-Sale Holders may sell additional Equity Securities to the Proposed Transferee up to the number of Unsold Shares; and provided further, that if the Proposed Transferee is not willing to purchase all such shares, the Co-Sale Selling Shareholder, on the one hand, and the Co-Sale Holders, on the other hand, shall each have the right to sell fifty percent (50%) of the shares actually sold. Each Co-Sale Holder may exercise its right to sell its Co-Sale Shares (or more in the case of a reallotment) by notifying the Co-Sale Selling Shareholder, the Company and the other Co-Sale Holders in writing on or before the respective Response Date as to the number of Co-Sale Shares which the Co-Sale Holder wishes to sell under its right to participate. The delivery of such notice shall constitute an irrevocable commitment by the Co-Sale Holder to sell such Co-Sale Shares contingent only upon the closing of the proposed sale on terms communicated in the Transfer Notice.

(c) Each Co-Sale Holder shall effect its participation in the sale by promptly delivering to the Co-Sale Selling Shareholder for transfer to the Proposed Transferee one or more certificates, properly endorsed for transfer, which represent:

(i) the type and number of shares of Common Stock which such Co-Sale Holder elects to sell; or

(ii) that number of shares of Series A Preferred Stock which are at such time convertible into the number of shares of Common Stock which such Co-Sale Holder elects to sell; provided, however, that if the prospective Proposed Transferee objects to the delivery of shares of Series A Preferred Stock in lieu of Common Stock, such Co-Sale Holder shall convert such shares of Series A Preferred Stock into Common Stock and deliver a certificate or certificates representing shares of Common Stock as provided in this Section 2.3. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d) The certificate or certificates that the Co-Sale Holder delivers to the Co-Sale Selling Shareholder shall be transferred to the Proposed Transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Co-Sale Selling Shareholder shall concurrently therewith remit to such Co-Sale Holder that portion of the sale proceeds to which such Co-Sale Holder is entitled by reason of its participation in such sale. To the extent that any Proposed Transferee(s) prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Holder exercising its rights of co-sale hereunder, the Co-Sale Selling Shareholder shall not sell to such Proposed Transferee(s) any Equity Securities unless and until, simultaneously with such sale, the Co-Sale Selling Shareholder shall purchase such shares or other securities from such Co-Sale Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

(e) If any proposed Co-Sale Transaction is not consummated within the one hundred and eighty (180) day period set forth in Section 2.2(e), or the price or terms or conditions of the proposed Co-Sale Transaction as specified in the Transfer Notice related thereto change in any material respect prior to completion of such Co-Sale Transfer, the Co-Sale Selling Shareholders proposing the proposed Co-Sale Transaction may not sell any Offered Shares unless they first comply in full with each provision of Section 2.2 and Section 2.3.

2.4 Bring-Along Rights.

(a) If holders of the then outstanding Equity Securities representing the applicable Requisite Share Percentage, and a majority of the Board of Directors, approve a sale (in a bona fide, third party sale consummated in a single Transfer or a series of related Transfers to a single purchaser or a group of purchasers as part of a single transaction or group of related transactions) of Equity Securities representing the applicable Requisite Share Percentage (a “Bring-Along Transaction”), then such holders (the “Bring Along Holders”) shall have the right (“Bring-Along Right”), but not the obligation, to cause each of the other Shareholders (the “Other Shareholders”) to tender to the third party purchaser(s) (“Third Party Purchaser”) for purchase at the same price per Equity Security (on an as-converted basis) and on the same terms of payment and all other terms as apply to the Bring Along Holders, a number of Equity Securities held by each Other Shareholder equal to the total number of Equity Securities held by such Other Shareholder multiplied by a fraction, the numerator of which is the number of Equity Securities that the Bring Along Holders propose to sell in the Bring-Along Transaction and the denominator of which is the aggregate number of Equity Securities held by the Bring Along Holders (all calculated on an as-converted basis).

(b) If the Bring Along Holders elect to exercise their Bring-Along Rights, then the Bring Along Holders shall notify the Company and the Other Shareholders in writing of the Bring-Along Transaction (“Bring-Along Notice”). Each Bring-Along Notice shall set forth (i) the name of the Third Party Purchaser to which the Bring Along Holders propose to sell their Equity Securities and the number of Equity Securities proposed to be sold in the Sale, (ii) the address of the Third Party Purchaser, (iii) the proposed amount and form of consideration and terms of payment offered by the Third Party Purchaser, and any other material terms pertaining to the Sale (“Third Party Terms”), and (iv) that the Third Party Purchaser has been informed of the rights provided for in this Section 2.4 and has agreed to purchase Equity Securities in accordance with the terms hereof. The Bring-Along Notice shall be given at least twenty (20) calendar days before the consummation of the proposed Sale.

(c) Upon the giving of a Bring-Along Notice, each Other Shareholder shall be obligated to sell the number of Equity Securities calculated in accordance with Section 2.4(a) to the Third Party Purchaser on the Third Party Terms.

(d) At the consummation of the Bring-Along Transaction, the Third Party Purchaser shall remit to each Shareholder the consideration for the total sales price of the Equity Securities of such Shareholder sold pursuant hereto, upon delivery by such Shareholder of certificate(s) for such Equity Securities duly endorsed in blank for transfer or accompanied by stock power(s) duly executed in blank, and the compliance by such Shareholder with all other conditions to settlement generally applicable to the Bring Along Holders and all Other Shareholders selling Equity Securities in the Bring-Along Transaction (including the provision by the Other Shareholders to the Third Party Purchaser of representations and warranties and indemnities (limited to not more than the proceeds received such Shareholder) covering the same subject matter, and subject to the same restrictions, qualifications and limitations, as those provided by the Bring Along Holders).

(e) Notwithstanding anything to the contrary in this Agreement, in connection with a Bring-Along Transaction, (i) if indemnification is required from any of the Shareholders, such indemnification obligation shall be several and not joint, on a pro rata basis among the Shareholders required to provide the indemnity, and shall not exceed the proceeds received by any such indemnify Shareholder, (ii) any Shareholder that is not an employee of the Company shall not be required to agree to a non-compete restrictive covenant, (iii) no Shareholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Bring-Along Transaction, and (iv) no Shareholder shall be obligated to pay more than its pro rata share (based upon the consideration received) of reasonable expenses incurred in connection with a consummated Bring-Along Transaction to the extent that such expenses are incurred for the benefit of all Shareholders and are not otherwise paid by the Company or the acquiring party.

ARTICLE III

BOARD OF DIRECTORS

3.1 Election of Directors.

(a) On all matters relating to the election of directors to the Board of Directors, including at each annual or special meeting of Shareholders at which directors are to be elected, the Shareholders agree to vote all shares of Equity Securities held by, or controlled by, them (or the holders thereof shall consent pursuant to an action by written consent of Shareholders) so as to elect members of the Board of Directors as follows:

(i) four (4) individuals nominated by the Series A Preferred Shareholders holding a majority of the Series A Preferred Stock held by all Series A Preferred Shareholders, voting together as a separate class (the “Series A Preferred Directors”), one of whom shall be an Independent Director (defined below), who initially shall be David Mussafer, Steven Collins, Andrew Crawford and Howard Ross (as the Independent Director); and

(ii) three (3) individuals nominated by the Common Shareholders holding a majority of the Common Stock held by all Common Shareholders, voting together as a separate class (the “Common Directors”), one of whom shall be an Independent Director (as defined below), who initially shall be David Schlessinger, Thomas Vellios and Ronald Sargent (as the Independent Director).

(b) For purposes of this Section 3.1, “Independent Director” means, unless otherwise approved by a majority of the Common Directors (i) with respect to the Series A Preferred Directors, any individual who is not an employee, shareholder, managing partner or manager of Advent International Corporation, and (ii) with respect to the Common Shareholders, any individual who is not an employee of the Company or an employee, shareholder, managing partner or manager any Common Shareholder. Each of the above designees shall hold office, subject to his or her resignation or earlier removal in accordance with the Company’s Bylaws, as amended (the “Bylaws”), Articles of Incorporation (including the Designation) and/or applicable law, until his or her successors shall have been elected and shall have qualified. Any vote taken to fill any vacancy created by the resignation of a director elected pursuant to this Section 3.1, shall also be subject to the provisions of this Section 3.1.

(c) If all of the then-outstanding shares of Series A Preferred Stock are converted into Common Stock by the election of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock prior to an Initial Public Offering of the Common Stock, (i) the former holders of Series A Preferred Stock shall continue to be entitled to nominate four (4) individuals to serve on the Board of Directors as provided in Section 3.1(a)(i), as if the Series A Preferred Stock had not been converted, and (ii) the Common Shareholders (exclusive of the former holders of Series A Preferred Stock who hold Common Stock by reason of such conversion of the Series A Preferred Stock and the shares of Common Stock held by them) shall continue to be entitled to nominate three (3) individuals to serve on the Board of Directors as provided in Section 3.1(a)(ii) as if the Series A Preferred Stock had not been converted.

3.2 Removal of Directors. In the event of any vacancy caused by removal of any member of the Board of Directors in accordance with this Section 3.2, each Shareholder agrees to vote all shares of Equity Securities held by, or controlled by, them to fill such vacancy so that the Board of Directors will include the director nominated as provided in Section 3.1. Each Shareholder agrees to vote all Equity Securities held by, or controlled by, them for the removal of a Series A Preferred Director or Common Director, as applicable, whenever (but only whenever, unless for cause) there shall be presented to the Board of Directors the written direction that such director be removed, signed by the Series A Preferred Shareholders or Common Shareholders, as applicable, entitled to designate such director.

3.3 Compensation Committee and Audit Committee. The Board of Directors shall maintain a compensation committee (the “Compensation Committee”) which will be responsible for setting the management compensation and for approving the granting of options and other equity incentives to management. The Board shall also maintain an audit committee (the “Audit Committee”) which shall be responsible for reviewing with management of the Company and with the Company’s independent auditors, both jointly and separately, the financial controls, accounting and audit and reporting activities of the Company, the performance of the Company’s auditors, and the capability and performance of the Company’s finance staff. Unless a majority of the members of the Board of Directors otherwise agrees, each committee of the Board of Directors, including, but not limited to the Compensation Committee and Audit Committee, shall consist of three (3) directors, two (2) of whom shall be Series A Preferred Directors, and one (1) of whom shall be a Common Director. No member of the Company’s management shall participate in Compensation Committee discussion pertaining to his or her own compensation.

3.4 Entire Board. The Company and the Shareholders shall take all action, do all things and execute and deliver all documents, including the approval of any amendment to the Bylaws, as may be reasonably necessary to ensure that the number of directors constituting the entire Board of Directors is seven (7).

3.5 Observation Rights. To the extent that (i) an employee of LLR Partners, Inc. is not a member of the Board of Directors and (ii) LLR owns Equity Securities representing more than five percent (5%) of the total then outstanding Equity Securities on a fully diluted basis (excluding, for purposes of calculating LLR’s ownership percentage under this Section 3.5, any issuances of Equity Securities by the Company after the Effective Date), LLR shall have the right to designate one individual to attend all meetings of the Board of Directors as a non-voting observer (an “Observer”); provided that such non-voting observer shall not have the right to participate in any discussion conducted during a meeting of the Board of Directors unless such non-voting observer is explicitly recognized by the Chairman of the Board of Directors. The Observer shall be invited (in the same manner and at the same time as the member of the Board of Directors) to attend all meetings of the Board of Directors or any subsidiary of the Company (including telephonic or other electronic meetings to the extent that members of the Board of Directors are attending such meetings in such manner) and shall receive (in advance, to the extent members of Board of Directors receive such materials in advance) copies of all notices, minutes, consents, and other material that the Company provides to each of the members of the Board of Directors in connection with any meeting or consent or otherwise by reason of their membership; provided, however, that each Observer shall hold in confidence and trust all information provided to, or obtained by, them. Notwithstanding the foregoing, the Board of Directors shall have the right, in its sole discretion, to meet in confidential sessions and to not provide access to such sessions or the information discussed in such sessions to any or all Observers, as applicable, if the Board of Directors shall determine that such confidential session is (a) necessary to preserve an attorney-client privilege, (b) in the best interest of the Company and where such Observer, or the entity it represents, has an interest in the subject matter under discussion, (c) necessary to discharge the directors’ fiduciary duties, or (d) otherwise advised by counsel.

3.6 Actions Requiring Supermajority Board Approval. The Company shall not, without Supermajority Board Approval:

(a) permit any Transfer (including any Transfer permitted or required under Article II other than Section 2.4) or issue any Equity Securities (other than in connection with a Transfer under Section 2.4) to a Company Competitor, or

(b) authorize or enter into any agreement with Advent International Corporation or any of its Affiliates, pursuant to which the Company or any of its subsidiaries would be required to pay Advent International Corporation or any of its Affiliates any transaction, management, advisory or other fees.

3.7 Termination of Article III. The provisions of this Article III shall terminate upon completion of the Initial Public Offering.

ARTICLE IV

GENERAL PROVISIONS

4.1 Term. This Agreement shall terminate upon the occurrence of any of the following events:

(a) excluding the consummation of the transactions contemplated by the Investment Agreement, the liquidation or dissolution of the Company, or a merger, recapitalization, reorganization or sale of all or substantially all of the assets of the Company which will result in the Shareholders immediately prior to such event not holding at least fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity immediately after such event;

(b) a Qualified Public Offering; and

(c) the written agreement of (i) the Company, (ii) the Advent Funds, and (iii) the Common Shareholders holding a majority of the then outstanding shares of Common Stock (exclusive of any shares of Common Stock held by the Advent Funds), voting as a separate class.

4.2 Indemnity Contribution. Each of the Significant Common Shareholders and Common Shareholders hereby agrees as follows.

(a) Contribution Obligation. In connection with the investment pursuant to the Investment Agreement (the “Advent Investment”), the Significant Common Shareholders, on behalf of themselves and all other Shareholders of record immediately prior to the Advent Closing Date have undertaken certain indemnity obligations under the Investment Agreement. If the Significant Common Shareholders make a payment pursuant to their indemnity obligations under the Investment Agreement (“Indemnity Payment”), each Common Shareholder (other than the Significant Common Shareholders) who (i) received a dividend payment with respect to his Common Stock in September or October 2010

(the “Common Dividend”), or (ii) received a cash payment upon the exchange of his warrants in connection with the Advent Investment (“Warrant Exchange”) agrees to contribute his pro rata share of the Indemnity Payment. The Common Shareholders (other than the Significant Common Shareholders) who received cash by reason of the Common Dividend or Warrant Exchange are referred to herein as the “Cash Recipients”.

(b) Limitations on Contribution Obligation. Each Cash Recipient’s obligation under this Section 4.2 is several and shall be on a pro rata basis based on such Cash Recipient’s Net Cash Proceeds as a percentage of the total Net Cash Proceeds received by all Significant Common Shareholders and all Cash Recipients. For purposes of this Section 4.2, “Net Cash Proceeds” with respect to any Cash Recipient or Significant Common Shareholder means the aggregate amount of cash proceeds received by such Cash Recipient (or Significant Common Shareholder) in connection with the Common Dividend (net of the exercise price of any options or warrants exercised as of the record date for such Common Dividend) and the Warrant Exchange. In no event will a Cash Recipient be required to contribute an amount or otherwise have any liability under this Section 4.2 in excess of the amount of his Net Cash Proceeds.

(c) Notice of Contribution and Payment Thereof. If the Significant Common Shareholders make an Indemnity Payment, each of the Significant Common Shareholders may seek contribution for such Indemnity Payment from the Cash Recipients by providing written notice thereof to the Cash Recipients (“Contribution Notice”). Upon receipt of a Contribution Notice, each Cash Recipient shall contribute to the Significant Common Shareholders requesting contribution such Cash Recipient’s pro rata share of the Indemnity Payment set forth in such Contribution Notice by the due date set forth therein, which date shall be no earlier than ten (10) days from the date on which notice of the Indemnity Payment is given (“Contribution Due Date”). Notwithstanding anything to the contrary, if the Significant Common Shareholders are required to make an Indemnity Payment pursuant to Subsection 7.3(a)(iv) of the Investment Agreement, the Cash Recipient whose claim resulted in the Indemnity Payment shall not be required to contribute its pro rata share of such Indemnity Payment unless the contribution is necessary for the equitable allocation of the Net Cash Proceeds among all Cash Recipients. In no event may a Significant Common Shareholder seek contribution from the Cash Recipient if such Significant Common Shareholder’s (i) fraud or intentional misrepresentation, or (ii) intentional breach of a covenant made by it under the Investment Agreement and required to be performed by it prior to the Advent Closing Date, resulted in the Indemnity Payment.

(d) Enforcement. Each Significant Common Shareholder, at its own cost, may enforce the terms of this Section 4.2 against each of the Cash Recipients.

4.3 Legends. Each certificate representing shares of capital stock now or hereafter issued to the Shareholders or their permitted transferees, shall be endorsed with the following legends, as well as any legend required by state corporate law:

“THE SHARES REPRESENTED HEREBY MAY NOT BE VOTED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT IN CONFORMITY WITH THE TERMS OF A SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED SEPTEMBER 1, 2010, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AMONG THE HOLDER (OR THE PREDECESSOR IN INTEREST TO THE SHARES), THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR (II) AN OPINION OF COUNSEL (INCLUDING INTERNAL LEGAL COUNSEL) ACCEPTABLE TO FIVE BELOW, INC. THAT AN EXEMPTION FROM SUCH REGISTRATION STATEMENT IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

4.4 Specific Enforcement. Each Shareholder and the Company expressly agrees that the Shareholders will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Shareholder or the Company, the Shareholders shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

4.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at the address or facsimile number (with respect to the Company, as set forth below and, with respect to the Shareholders, as set forth on the Schedule of Shareholders) of the party to be notified. Each such notice, request or other communication shall be deemed effectively given upon the earlier of (a) actual receipt, (b) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail (provided that the sender did not receive an “undeliverable” message indicating that the electronic mail message did not reach its intended recipient) or facsimile (with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

to the Company:

Five Below, Inc.

1616 Walnut Street

Suite 400

Philadelphia, PA 19103

Attn: David Schlessinger and Thomas Vellios

Fax: 215.546.8099

E-mail: dschlessinger@fivebelow.com;

              tvellios@fivebelow.com

with copies to:

Pepper Hamilton LLP

3000 Two Logan Square

18th and Arch Streets

Philadelphia, PA 19103

Attn: Barry M. Abelson, Esq.

Fax: 215.689.4803

E-mail: abelsonb@pepperlaw.com

and

Advent International Corporation

75 State Street, Floor 29

Boston Massachusetts 02109

Attn: Steven Collins, Andrew Crawford

Fax: 617.951.0568, 212.461.6503

E-mail: scollins@adventinternational.com,

acrawford@adventinternational.com

4.6 Entire Agreement and Amendments. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof and neither this Agreement nor any provision hereof may be terminated except in accordance with Section 4.1 or waived, modified or amended except by a written agreement signed by (a) the Company, (b) the Advent Funds, and (c) a majority of the Common Shareholders (exclusive of any shares of Common Stock held by the Advent Funds), voting together as a separate class; provided, however, that (i) if any waiver, modification or amendment adversely and disproportionately affects the rights contained herein of any Significant Common Shareholder relative to the other Significant Common Shareholders or Common Shareholders, the consent of the Significant Common Shareholder so affected to such waiver, modification or amendment shall be required, (ii) any amendment to Section 3.5 shall require the consent of LLR, and (iii) any amendment which modifies the indemnity obligations of the Significant Common Shareholders in a Bring-Along Transaction as provided in Section 2.4 shall require the consent of the Significant Common Shareholders. Notwithstanding the foregoing, on the Effective Date, the Company, without the consent of any other party hereto, may amend (i) Exhibit A to update the list of Shareholders, Series A Preferred Shareholders and Significant Common Shareholders, as they exist on the Effective Date after giving effect to all of the transactions described in the Investment Agreement and (ii) the definition of Significant Common Shareholders to set forth the number of shares representing 3% of the total Equity Securities outstanding as of the Advent Closing Date, assuming the conversion of all Equity Securities.

4.7 Waiver of Statutory Information Rights. Each Shareholder who did not own Common Stock or Preferred Stock (as defined in the Original Agreement) as of August 1, 2010 (each, a “Waiving Holder”), agrees that the Company shall not be required to provide, and hereby waives such Waiving Holder’s right to receive, annual financial statements under Section 1554 of the Pennsylvania Business Corporation Law of 1988, as amended. This agreement and waiver shall be binding on each Waiving Holder and its respective successors, assigns and permitted transferees.

4.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

4.9 Consent to Jurisdiction. By his, her or its execution hereof or of an Adoption Agreement, each party hereto agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Pennsylvania or any Pennsylvania Commonwealth court sitting in the City of Philadelphia, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the Commonwealth of Pennsylvania, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.5 shall be deemed effective service of process on such party.

4.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

4.11 Successors and Assigns. By his, her or its execution hereof or of an Adoption Agreement, each party hereto hereby agrees that the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and each party hereto hereby appoints the Company as its attorney-in-fact for the sole purpose of executing Adoption Agreements with any subsequent permitted transferees. Without limiting the generality of the foregoing, all covenants and agreements of the Shareholders shall bind any and all subsequent holders of their voting securities of the Company, and the Company agrees that it shall not transfer on its records any such voting securities unless (i) the transferor Shareholder shall have first delivered to the Company the written agreement of the transferee to be bound by this Agreement to the same extent as if such transferee had originally been a Shareholder hereunder (in the same capacity as the transferor Shareholder) and (ii) the certificate or certificates evidencing the voting securities so transferred bear the legends specified in Section 4.3.

4.12 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

4.13 Headings. The headings in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

4.14 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

4.15 Effectiveness. This Agreement shall amend and restate the Original Agreement in its entirety as of, but no earlier than, the Effective Date, and the Original Agreement shall have no further effect as of the Effective Date. If the transactions contemplated by the Investment Agreement are not consummated, this Agreement shall be null and void and of no further effect and the Original Agreement shall continue in full force and effect.

4.16 No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

4.17 Further Assurances. Each party hereto shall execute and deliver all such additional documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

4.18 No Exclusive Duty to Company. In recognition that certain of the Advent Funds currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which such Advent Fund may serve as an advisor, a director or in some other capacity, and in recognition that such Advent Fund may have a myriad of duties to various investors and partners, and in anticipation that the Company, on the one hand, and such Advent Fund (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any Advent Fund who desires and endeavors fully to satisfy such Advent Fund’s duties, in determining the full scope of such duties in any particular situation, the provisions of this Section 4.18 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve such Advent holder.

(a) Such Advent Fund shall have the right, subject to any confidentiality covenant or agreement that it may have with the Company:

(i)	to directly or indirectly engage in or invest in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company); provided, that no director of the Company appointed by the Advent Fund that is a Person affiliated with the Advent Fund shall also serve as a director or in a similar capacity for such other business;

(ii)	to directly or indirectly do business with any client or customer of the Company;

(iii)	to take any other action that such Advent Fund believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 4.18; and

(iv)	not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(b) Such Advent Fund and its Affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates or to refrain from any actions specified in Section 4.18(a), and the Company, on its own behalf and on behalf of its Affiliates, hereby renounces and waives any right to require such Advent Fund or its Affiliates to act in a manner inconsistent with the provisions of Section 4.18(a).

(c) Such Advent Fund and its Affiliates shall not be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in Section 4.18(a) or such Advent Fund’s or its Affiliates’ participation therein.

(d) Notwithstanding anything to the contrary, this Section 4.18 shall not relieve any of the Advent Funds or its Affiliates (including, any director of the Company appointed by the Advent Funds) from any confidentiality and non-disclosure covenant or agreement made by them to or for the benefit of the Company.

4.19 Lock-Up. If requested in writing by the underwriters in any registered offering of shares of Common Stock, each Shareholder agrees not to, directly or indirectly, sell, contract to sell (including without limitation, any short sale), grant any option to purchase, dispose of or otherwise transfer any shares of Registrable Securities (other than shares of Common Stock being registered in such offering), without the consent of such underwriters, for a period of not more than (i) one hundred eighty (180) days following the effective date of the registration statement filed under the Securities Act relating to the Initial Public Offering, and (ii) ninety (90) days following the effective date of registration statement filed under the Securities Act relating to any registration other than the Initial Public Offering. Each Shareholder agrees to execute and deliver such documents, agreements and instruments as may reasonably requested by the Company or the underwriter which are consistent with the foregoing. In order to enforce the rights and obligations under this Section 4.19, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Shareholder (and the Registrable Securities of every other Person subject to the foregoing restrictions) until the end of such period.

4.20 Interpretation. Definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “hereby,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.” Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified. The word “or” shall not be exclusive.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

FIVE BELOW, INC.

By:	/s/ David Schlessinger
Name:	David Schlessinger
Title:	Executive Chairman

SIGNIFICANT COMMON SHAREHOLDERS:

/s/ David Schlessinger
David Schlessinger

/s/ Thomas Vellios
Thomas Vellios

LLR Equity Partners II, L.P.
LLR Equity Partners Parallel II, L.P.

By:	LLR Capital II, L.P., its General Partner

	By:	LLR Capital II, LLC, its General Partner

		By:	/s/ Howard D. Ross
		Name:	Howard D. Ross
		Title:	Member

Blue 9 Fund I, L.P.

By:	Blue 9 Capital, LLC, its General Partner

	By:	/s/ Steven Tuttleman
	Name:	Steven Tuttleman
	Title:	Manager

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXHIBIT A

SCHEDULE OF HOLDERS

SIGNIFICANT COMMON SHAREHOLDERS

1.	David Schlessinger c/o Five Below, Inc. 1616 Walnut Street Suite 400 Philadelphia, PA 19103 Fax: 215.546.8099 E-mail: dschlessinger@fivebelow.com

2.	Thomas Vellios c/o Five Below, Inc. 1616 Walnut Street Suite 400 Philadelphia, PA 19103 Fax: 215.546.8099 E-mail: tvellios@fivebelow.com

3.

LLR Equity Partners II, L.P.

c/o LLR Equity Partners, L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Attention: Howard D. Ross

Fax:

E-mail: hross@llrpartners.com

With a copy to (which copy shall not constitute notice):

Pepper Hamilton LLP

3000 Two Logan Square

18th & Arch Streets

Philadelphia, PA 19103

Attention: Barry M. Abelson

Fax: 215.689.4803

E-mail: abelsonb@pepperlaw.com

4.	LLR Equity Partners Parallel II, L.P. c/o LLR Equity Partners, L.P. Cira Centre 2929 Arch Street Philadelphia, PA 19104-2868 Attention: Howard D. Ross Fax: E-mail: hross@llrpartners.com

With a copy to (which copy shall not constitute notice):

Pepper Hamilton LLP

3000 Two Logan Square

18th & Arch Streets

Philadelphia, PA 19103

Attention: Barry M. Abelson

Fax: 215.689.4803

E-mail: abelsonb@pepperlaw.com

5.

Blue 9 Fund I, L.P.

#401

145 Hudson St.

New York, NY 10013

Attention: Steven Tuttleman

Fax: 212.798.0401

E-mail: instar@earthlink.net

With a copy to (which copy shall not constitute notice):

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103-6998

Attention: Steven Dubow

Fax: 215.832.5755

E-mail: Dubow@BlankRome.com

SERIES A PREFERRED SHAREHOLDERS

1.	Advent International GPE VI Limited Partnership
2.	Advent International GPE VI-A Limited Partnership
3.	Advent International GPE VI-B Limited Partnership
4.	Advent International GPE VI-C Limited Partnership
5.	Advent International GPE VI-D Limited Partnership
6.	Advent International GPE VI-E Limited Partnership
7.	Advent International GPE VI-F Limited Partnership
8.	Advent International GPE VI-G Limited Partnership
9.	Advent Partners GPE VI 2008 Limited Partnership
10.	Advent Partners GPE VI 2009 Limited Partnership
11.	Advent Partners GPE VI 2010 Limited Partnership
12.	Advent Partners GPE VI – A Limited Partnership
13.	Advent Partners GPE VI – A 2010 Limited Partnership

Notices to any of the above listed Series A Preferred Shareholders should be sent to: c/o Advent International Corporation 75 State Street, Floor 29 Boston Massachusetts 02109

Attn: Steven Collins, Andrew Crawford

Fax: 617.951.0568, 212.461.6503

E-mail: scollins@adventinternational.com

             acrawford@adventinternational.com

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, Massachusetts 02110

Attention: Marilyn French

Fax: 617.772.8333

E-mail: marilyn.french@weil.com

ANNEX A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Holder”) pursuant to the terms of that certain Second Amended and Restated Shareholders Agreement, dated as of September 1, 2010 (the “Agreement”), by and among Five Below, Inc. (the “Company”) and certain of its Shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows:

1. Acknowledgement. The Holder acknowledges that the Holder is acquiring certain securities of the Company (the “Securities”), subject to the terms and conditions of the Agreement and that the Holder has read the Agreement in its entirety and understands the Agreement.

2. Agreement. The Holder (i) agrees that the Securities acquired by the Holder shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if the Holder were originally a party thereto [in the same capacity as the Shareholder from which the Holder acquired such Securities] [Bracketed language applies to Transferees only].

3. Notice. Any notice required or permitted by the Agreement shall be given to the Transferee at the address listed below the Holder’s signature below.

EXECUTED AND DATED this    day of            ,        .

HOLDER:

By:

Name:

Title:

Address:

Fax:

E-Mail:

Spouse: (if applicable):

Name:

Accepted and agreed to by the Company on behalf of itself and pursuant to Section 4.11 of the Agreement on behalf of the other parties to the Agreement.

FIVE BELOW, INC.

By:
Name:
Title: